PDI, Inc.

Amended Term Sheet Nancy Lurker
March, 2011

Provision	Description
Position	Full-time CEO and member of the Board.
Base Salary	$566,500 annual Base Salary, or Base Monthly Salary of $47,208.33.
Annual Incentive Award
Eligible for participation.
Annual Incentive Award Target at 75% of Salary.
Payable in cash.
Performance metrics, range of payout opportunities and actual awards subject to approval by the Compensation and Management Development Committee (the "Committee") each year.

Long-Term Incentive Awards
"Long-Term Incentive Awards" include awards of:
Restricted Stock ("RS") or Restricted Stock Units ("RSUs");
Stock-settled Stock Appreciation Rights ("SARs"); and
Other types of equity-based incentive awards, if any, as may be awarded at the discretion of the Committee;
Eligible for participation in all long-term incentive award plans offered generally to other PDI senior executives.

Annual Long-Term Incentive Awards
Annual guideline: Target grant date value peer group median.
Current award mix:
50% of value in RSUs; and
50% of value (using same option valuation method as grants for other PDI senior executives) in SARs with fair market value exercise price as of the date of grant and 5-year term to expiration.
Vesting provisions for Annual Equity Incentive Awards will be the same as provided generally in the plan documents and award agreements for other PDI senior executives. As an example, for the most recent Annual Equity Incentive Awards, the vesting schedules are:
RSUs: 3-year "cliff" vesting, i.e., 100% vests at the 3rd anniversary of the grant date.
SARs: 3-year "step" vesting, i.e., 33 1/3% vests on the 1st, 2nd and 3rd anniversaries of the grant date.
Awards are subject to the approval of the Committee.

Long-Term Incentive Awards (cont'd)
Initial Hiring Award
Initial Hiring Award of 140,000 RSUs and 280,000 performance-contingent SARs to be awarded/approved by the Committee at its next meeting or on the Hire Date, whichever is later.
The award of 140,000 RSUs:
Vests in 5 equal tranches, with 20% vesting immediately on the grant date and an additional 20% vesting on each anniversary of the grant date over 4 years.
Vesting is time-based and subject to continued employment as CEO.
The award of 280,000 performance-contingent SARs:
Fair market value exercise price as of the date of grant.
7-year term to expiration.
Two vesting conditions must be met before the SARs may be exercised:
Time-based: vesting in 5 equal annual tranches, with 20% vesting immediately on the grant date and an additional 20% vesting on each anniversary of the grant date over 4 years, subject to continued employment as CEO; and
Stock performance-based: vesting only if PDI stock price has an average closing price for any trailing 60 consecutive trading days as follows:
For the first 94,000 SARs, the Stock Price Target is $10.00;
For the second 93,000 SARs, the Stock Price Target is $15.00; and
For the third 93,000 SARs, the Stock Price Target is $20.00.

Vesting Provisions upon Change-in-Control ("CIC")
Vesting on all Long-Term Incentive Awards will accelerate immediately upon a Change-In-Control ("CIC"; standard PDI definition), except that for the Initial Hiring Award SARs, to the extent not already vested at the time of CIC:
Vesting for the first 94,000 SARs will only accelerate if the CIC Price is $10.00 or higher;
Vesting for the second 93,000 SARs will only accelerate if the CIC Price is $15.00 or higher; and
Vesting for the third 93,000 SARs will only accelerate if the CIC Price is $20.00 or higher.

Health & Welfare Benefits
Provided at the same levels as offered generally to other PDI senior executives.
Subject to adjustment only to the extent that the Committee adjusts the health and welfare benefit plans for all executives.

Perquisites
Provided at the same levels as offered generally to other PDI senior executives (e.g., car allowance, 401(k) match, etc.).
Subject to adjustment only to the extent that the Committee adjusts the perquisites program for all executives.
Five (5) weeks vacation.
$15,000 annual financial planning allowance.
One-time special reimbursement allowance of up to $15,000 for legal fees incurred by CEO Candidate related to initial hire.

Payments and/or Benefits upon Termination
Subject to the terms of the PDI Employment Separation Agreement to be entered into between PDI and the CEO Candidate, if employment is terminated involuntarily by PDI at any time for reasons other than death, total disability or Cause or if the CEO Candidate resigns for Good Reason, PDI will provide benefit continuation and will pay the CEO Candidate a lump sum payment equal to:
Eighteen (18) months of Base Monthly Salary, plus the actual amount paid to the CEO Candidate under any cash-based incentive or bonus plan with respect to the last full fiscal year of the CEO Candidate's participation in such plan prior to the date of termination of employment if such termination or resignation occurs on or before the second anniversary of the Hire Date; or
Twenty-four (24) months of Base Monthly Salary, plus the average of the annual amounts paid to the CEO Candidate under any cash-based incentive or bonus plan with respect to the last three (3) full fiscal years of the CEO Candidate's participation in such plan prior to the date of termination of employment (or, if the CEO Candidate's number of full fiscal years of participant in any such plan prior to the date of termination of employment is less than three (3), the average of the annual amounts paid to the CEO Candidate over the number of full fiscal years of the CEO Candidate's participation in such plan prior to the date of termination of employment) if such termination occurs after the second anniversary of the Hire Date.
Payments upon termination are subject to withholding for applicable federal, state, and local income and employment related taxes.
Payments upon termination may be subject to 6-month delay if necessary to comply with Internal Revenue Code Section 409A and avoid excise tax liability.

Restrictive Covenants	Consistent with PDI practice for its senior executives.